EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-180219 on Form S-8 of our report dated November 27, 2012, relating to the consolidated financial statements of M/A-COM Technology Solutions Holdings, Inc. (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph referring to the common control business combination of M/A-COM Technology Solutions Holdings, Inc. and Mimix Holdings, Inc.) appearing in this Annual Report on Form 10-K of M/A-COM Technology Solutions Holdings, Inc. for the year ended September 28, 2012.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

November 27, 2012